DIRECTOR DEFERRED RESTRICTED STOCK UNIT AWARD AGREEMENT
VANGUARD NATURAL RESOURCES, INC.
2017 Management Incentive Plan
This Director Deferred Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the [●] day of [●], 20[●] (the “Grant Date”) between Vanguard Natural Resources, Inc. (the “Company”), and [●] (“Participant”), and is made pursuant to the terms of the Vanguard Natural Resources, Inc. 2017 Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.
Section 1.Grant of Restricted Stock Units. The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of [●] restricted stock units (“Restricted Stock Units”), subject to the terms and conditions set forth in this Agreement and the Plan. Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one share of Common Stock.
Section 2.    Vesting of the Restricted Stock Units.
(a) Generally. Except as otherwise provided herein, [25% of the Restricted Stock Units shall be fully vested as of the Grant Date and the remaining Restricted Stock Units shall vest ratably on the first three anniversaries of [____], 2017]/[the Restricted Stock Units shall vest ratably on the first four anniversaries of the Grant Date]], in each case subject to Participant’s continuous Service on each applicable vesting date.
(b) Death or Disability. Upon Participant’s termination by reason of Participant’s death or Disability all Restricted Stock Units that remain unvested as of such date will immediately vest.
(c) Qualified Liquidity Event. Upon the occurrence of a Qualified Liquidity Event, all Restricted Stock Units that remain unvested as of such date will immediately vest, subject to Participant’s continuous Service through the date of such Qualified Liquidity Event.
(d) Certain Failures to Nominate. In the event that the Nominating Committee of the Board fails to nominate Participant, other than as result of an action or omission by Participant that would otherwise constitute “cause” (as that term is used in Section 141(k) of the Delaware General Corporation Law), all Restricted Stock Units that remain unvested as of such date will immediately vest.
Section 3.    Settlement. As soon as reasonably practicable following the earliest to occur of: (i) the date of Participant’s termination of Service that also constitutes a “separation from service” (within the meaning of Section 409A of the Code (“Section 409A”)); or (ii) the occurrence of a Qualified Liquidity Event that also constitutes a “change in control event” for the purposes of Section 409A, as applicable (and in any event within 30 days following the earliest such applicable date), all vested Restricted Stock Units shall be settled by the Company delivering to Participant a number of shares of Common Stock equal to the number of vested Restricted Stock Units or a cash amount equal to the Fair Market Value thereof, measured as of the date of settlement.
No fractional shares of Common Stock shall be issued, and the value of any such fractional share shall be paid to Participant in cash at Fair Market Value, measured as of the date of settlement.
Section 4.    Repurchase. The Company shall have the right, within six months following the termination of Participant’s Service, to purchase from Participant, and Participant shall sell to the Company, all or any portion of the shares of Common Stock delivered in settlement of the Restricted Stock Units, if any (and any Common Stock or other securities issued in respect, or pursuant to the terms, thereof), at a price equal to the Fair Market Value thereof, measured as of the date of Participant’s termination of Service, (the “Repurchase Price”). The Repurchase Price shall be paid to Participant at the closing of the repurchase in a lump sum. The Company shall pay the Repurchase Price by the Company’s delivery of a check or wire transfer of immediately available funds against delivery of the certificates or other instruments, if any, representing the shares of Common Stock or other securities so purchased, duly endorsed. Notwithstanding the foregoing, in the event that the Board determines in good faith that the Company’s payment of all or any portion of the Repurchase Price would violate applicable law or any instrument relating to the Company’s indebtedness, then (i) the closing of the repurchase shall be delayed until the date that no such prohibitions or restrictions apply or (ii) the Company may pay all or any portion of the Repurchase Price by delivery to the Participant of a promissory note, bearing interest at (a) a rate equal to the average annual rate payable by the Company or its subsidiaries on indebtedness obligations outstanding at the time such amount would otherwise have been paid in immediately available funds or (b) if there are no such obligations outstanding, the average prime rate charged during such period by any nationally recognized bank designated by the Company.
Upon and following the occurrence of an IPO, the Company’s right of repurchase pursuant to this Section 4 shall be of no force or effect.
Section 5.    Restrictions on Transfer. No Restricted Stock Units (nor any interest therein) may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect. Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.
Section 6.     Investment Representation. Upon any acquisition of the shares of Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws.
Section 7.    Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan.
Section 8.    No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.
Section 9.    Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying shares of Common Stock. Notwithstanding the foregoing, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Unit is settled and delivered to Participant pursuant to Section 3; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.
Section 10.    Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 11.    Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.
Section 12.    Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
Section 13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Section 14.    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 15.    Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A or otherwise.
Section 16.    Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.
Section 17.    Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any clawback or recoupment policy of the Company, including without limitation, any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
Section 18.     Taxes. Participant acknowledges and agrees that Participant is not an employee of the Company and that, as an independent contractor, Participant will be required to pay (and the Company will not withhold or remit) any applicable taxes in connection with this

Restricted Stock Unit Award. However, Participant may satisfy certain tax-related obligations relating to this Restricted Stock Unit Award by directing the Company to withhold from the Common Stock otherwise issuable pursuant to the settlement of the Restricted Stock Units a number of shares of Common Stock with a Fair Market Value equal to the estimated amount of taxes payable by Participant as of Participant’s next estimated tax payment due date in connection with the settlement of this Restricted Stock Unit Award.
Section 19.    Lock-Up Period. If so requested by the Company or the underwriters in connection with an IPO, Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired without the prior written consent of the Company or such underwriters, as the case may be, for up to 180 days from the effective date of the registration statement, plus such additional period as may be required by applicable law, exchange rules or regulations, and Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters or the Company at the time of such offering.
(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.
VANGUARD NATURAL RESOURCES, INC.

By: ______________________________
Name:______________________________
Title:_______________________________

PARTICIPANT

___________________________________
Name:
Date: